Exhibit 99.01

WWA Group Signs Deal to Create Streaming Cannabis Channel

Cannabis Planet Productions acquired to create original content specific to all topics related to Cannabis and Hemp.

PORTLAND, MI – May 28, 2014 - WWA Group, Inc. (OTCBB:WWAG)(OTCQB: WWAG),  a provider of cable television, high speed internet and related services to rural U.S. communities, announced today that it is moving forward with intentions to launch a Cable Television and Internet streaming video channel dedicated solely to the vast topic of the cannabis plant by signing a licensing acquisition agreement with Cannabis Planet Productions.

“Cannabis Planet’s programming was a perfect fit for where we want to go with this channel. Brad Lane was far ahead of the curve with this type of content, and his experience is invaluable to our business plan.” said Tom Nix, WWAG’s CEO

Lane created a weekly television program named Cannabis Planet (in 2009), which is dedicated to the merits of the cannabis plant as an industrial resource, agricultural crop, strategic food source and diverse medicine. “The synergy of WWA Group’s plans to launch a channel dedicated to cannabis and the vision we have at Cannabis Planet aligned together very nicely.” stated Brad Lane, Executive Producer, Cannabis Planet Productions. “Cannabis is such a diverse plant, far beyond the medicinal benefits.  We look forward to educating all who would like to learn about this amazing natural resource.” Lane went on to say.

Cannabis Planet has broadcast on various cable systems across the U.S. including Los Angeles, CA (KJLA); Miami, FL (WHDT); Eugene, OR (WEVU); Harrisburg, Lancaster, York, Lebanon, PA (WGCB); Plano, TX (KDBC); Waco, TX (KFXK); Nagadoches, TX (KETK); Baton Rouge, LA (WBRL)/(KZUP); Lafayette, LA (KLAF).  San Francisco, CA (KOFY):  and San Diego, CA (COX)

https://vimeo.com/81537497

About WWA Group, Inc.

WWAG operates its cable business through Summit Digital Inc., which is a Multi-System Operator providing Cable TV, High Speed Internet and related services to customers in rural U.S. communities, a specific high-growth market within the Cable TV and High Speed Internet industry.

Safe Harbor. This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the U.S. Securities and Exchange Commission, OTC Markets, Inc.'s OTC Disclosure and News Service. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Tom Nix

WWA Group, Inc.

855-410-8509

tnix@wwagroup.us

www.wwagroup.us

Brad Lane

Cannabis Planet Productions

877-420-SHOW

Brad@CannabisPlanet.tv